Exhibit 99

FOR IMMEDIATE RELEASE
Investor and Media Contact: Robert L. Saxton Alliance Gaming (702) 270-7600

ALLIANCE GAMING ANNOUNCES
DEFINITIVE AGREEMENT TO ACQUIRE
SIERRA DESIGN GROUP

Marks strategic entry into Class II markets, further develops VLT and central determination product lines and significantly grows systems business

     LAS VEGAS, Nov. 11, 2003 — Alliance Gaming Corp. (NYSE: AGI) announced today that it has signed a definitive agreement to acquire privately-held Sierra Design Group (SDG), a leading supplier of Class II and Class III gaming devices, systems and technology.

     Under terms of the agreement, Alliance Gaming will purchase 100 percent of the outstanding shares of SDG for approximately $45 million of consideration consisting of $27 million of cash and 736,000 shares of Alliance Gaming Common Stock (valued at $18 million) paid at closing and approximately $95 million of contingent consideration payable in equal portions of cash and stock payable over the three years following the closing upon SDG achieving certain financial objectives. The acquisition, which is subject to regulatory approvals and certain other customary closing conditions, is expected to close in the first half of calendar 2004.

     “The acquisition of Sierra Design Group makes a powerful statement about Alliance Gaming’s plans for future growth while giving us an immediate impact in new and emerging markets,” said Robert Miodunski, President and Chief Executive Officer of Alliance Gaming.

     “SDG has become a strong player in the gaming industry in a short period of time through its customer relationships, innovative products and an overriding commitment to cutting-edge technology,” Miodunski added. “Bally Gaming and Systems offers a world-class combination of games and systems and adding SDG’s products and technology to our portfolio of products takes our company to a new level of strength within our industry. With the emerging VLT and “racino” markets poised for growth both domestically and internationally, we are now favorably positioned to be a significant provider of technology to these markets.”

     The acquisition of SDG will give Alliance Gaming an increased presence in the expanding Class II markets such as Oklahoma, Florida and Alabama, along with approximately 9,300 centrally-determined Class III games operating in the state of Washington. In these markets, SDG offers its products either for sale, lease or participation in addition to a daily license fee per device.

     Alliance’s Bally Gaming and Systems business unit and SDG were both among the four companies selected to provide machines to racetrack facilities in New York State under a revenue-share arrangement. The first of eight tracks with VLTs is scheduled to open before the end of the calendar year and the market is expected to grow to a total of more than 14,000 machines.

     SDG also operates machines in traditional Class III casino markets such as Nevada and Connecticut on a participation basis. SDG’s initial offering, the highly successful Raining Diamonds™ slot machine, dispenses genuine diamond jewelry as the top jackpot award. At the recent Global Gaming Expo, SDG debuted a new bonusing concept with its Auction Fever™ slot machine that allows all of the players on a linked bank of machines to receive additional bonus payouts when one player initiates the bonus round.

     “SDG has created new solutions for the network gaming systems which provide games and integrated system products from a wide variety of gaming manufacturers that maximize revenue opportunities for gaming operators in VLT, Class II and Class III markets,” said Bob Luciano, SDG’s President.

     “Bally Systems has created the most comprehensive gaming network solutions for the traditional gaming markets, sharing a similar vision to create the next generation solutions for the gaming floors of tomorrow. Together we will forge new opportunities in gaming using the proven technology and market development strengths of SDG combined with the industry leadership and market share of Bally Systems and the rich depth and history of Bally Gaming.”

     Depending on the closing date, this transaction is expected to be up to $0.10 per share dilutive to Alliance Gaming’s fiscal year 2004 results, accretive to fiscal year 2005 earnings by at least $0.10 to $0.15 per share on incremental revenues of approximately $100 million, and accretive to fiscal year 2006 earnings by at least $0.18 to $0.23 per share on incremental revenues of approximately $120 million.

     In a separate transaction, Alliance Gaming loaned SDG $51 million to be utilized by SDG to repay certain long-term debt, and Alliance Gaming agreed to provide a $24 million revolving credit facility to SDG for working capital purposes to facilitate its continued growth; these loans are secured by certain assets of SDG. In order to provide the liquidity for these loans, Alliance Gaming obtained a $75 million increase in its Term Loan, which was funded on Nov. 10, 2003.

     Founded in 1996 by Mr. Luciano, SDG employs more than 370 employees, dominated by hardware and software engineers, and is headquartered in Reno, Nev. SDG has field offices in each of the markets in which it operates, and has a design center office in Las Vegas. CIBC World Markets Corp. acted as exclusive financial advisor to SDG.

     Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The Company is engaged in the design, manufacture, operation and distribution of advanced gaming devices and systems worldwide, and is the nation’s largest gaming machine route operator and operates two casinos. Additional information about the Company can be found at www.alliancegaming.com.

     This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the company’s filings with the Securities and Exchange Commission.

– ALLIANCE GAMING CORP. –